Exhibit 4.4

[FACE OF NOTE]

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for Notes in definitive registered form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

REGISTERED NO. ETN-[ ]	[ ] ETNs CUSIP: [ ] ISIN: [ ]

CREDIT SUISSE AG Credit Suisse FI Enhanced Europe 50 Exchange Traded Notes (ETNs) due May 11, 2028* Linked to the STOXX® Europe 50 USD (Gross Return) Index

CREDIT SUISSE AG, a corporation organized under the laws of, and duly licensed as a bank in, Switzerland (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), acting through its Nassau branch (the “Branch”), for value received, hereby promises to pay to Cede & Co., or registered assigns, at the office or agency of the Company in New York, New York, an amount of cash in the coin or currency of the United States determined as set forth on the reverse hereof on the Maturity Date (as defined on the reverse hereof).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. All capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Indenture (as defined on the reverse hereof).

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee (as defined on the reverse hereof) under the Indenture referred to on the reverse hereof.

* Subject to extension as described on the reverse hereof.

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IN WITNESS WHEREOF, the Company, acting through the Branch, has caused this Note to be duly executed.

CREDIT SUISSE AG,
acting through its Nassau branch

By:
Name:
	Title:	Authorized Signatory

By:
Name:
	Title:	Authorized Signatory

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CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: May [  ], 2018

THE BANK OF NEW YORK MELLON,
as Trustee
By:
Authorized Signatory

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[REVERSE OF NOTE]

CREDIT SUISSE AG

Credit Suisse FI Enhanced Europe 50 Exchange Traded Notes (ETNs) due May 11, 2028

Linked to the STOXX® Europe 50 USD (Gross Return) Index

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to a senior indenture, dated as of March 29, 2007, between the Company and The Bank of New York Mellon (the “Trustee”), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the registered holder (the “Holder”) of the Securities. The Securities may be issued in one or more series, which different series may be issued in various principal amounts, may mature at different times, may pay coupons (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture.

This Note (the “Note”) is a tranche (as defined herein) of a series designated as the Senior Medium-Term Notes.

This Note does not bear interest.

This Note is issuable only in registered form without coupons in initial minimum denominations of $100 and any integral multiples of $100 in excess thereof at the office or agency of the Company in the Borough of Manhattan, the City of New York, in the manner and subject to the limitations provided in the Indenture. The minimum denominations and integral multiples in excess thereof are subject to adjustment if this Note is subject to a split or reverse split, as set forth herein.

Maturity Date

The scheduled maturity date of this Note is initially May 11, 2018, but may be extended at the option of the Company for up to two additional five-year periods (in either case, the “Maturity Date”). The Company may only extend the scheduled Maturity Date for five years at a time. If the Company exercises its option to extend the scheduled Maturity Date, the Company will notify the Holder of this Note and the Trustee at least 45 calendar days but not more than 60 calendar days prior to the then-scheduled Maturity Date. The Company will provide such notice to the Holder of this Note and the Trustee in respect of each five-year extension of the scheduled Maturity Date that the Company chooses to effect.

If the scheduled Maturity Date is not a Business Day, the Maturity Date will be postponed to the first Business Day following the scheduled Maturity Date. If the scheduled Final Valuation Date is not a Trading Day, the Final Valuation Date will be postponed to the next following Trading Day, in which case the Maturity Date will be postponed to the third Business Day following the Final Valuation Date as so postponed. If a Market Disruption Event occurs or is continuing on any Trading Day during the Final Valuation Period, as determined by the Calculation Agent (as defined below), the Maturity Date will be postponed until the date three Business Days following the Final Valuation Date, as postponed. No interest or additional payment will accrue or be payable as a result of any postponement of the Maturity Date.

“Final Valuation Date” means May 8, 2028, or, if such date is not a Trading Day, the next following Trading Day. If the Company exercises its option to extend the maturity of this Note (as described below), the Final Valuation Date for this Note will be the third scheduled Business Day prior to the scheduled Maturity Date, as extended.

“Final Valuation Period” means the five consecutive Trading Days ending on and including the Final Valuation Date.

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“Valuation Date” means the Final Valuation Date, any Early Redemption Valuation Date and the Accelerated Valuation Date, if applicable, subject to postponement if such date is not a Trading Day or in the event of a Market Disruption Event or an extension of the Maturity Date as described herein.

Payment at Maturity

The Holder of this Note shall receive a cash payment on the Maturity Date for each $100.00 stated principal amount of this Note not previously accelerated or redeemed equal to the arithmetic average, as determined on the Final Valuation Date by the Calculation Agent, of the Closing Indicative Values of the ETNs during the Final Valuation Period, subject to Market Disruption Events as described herein.

The “Closing Indicative Value” on the Inception Date is $100.00 (the “Initial Indicative Value”). The Closing Indicative Value on any ETN Business Day after the Inception Date will be calculated and published by the IV Calculation Agent and will be equal to (1) the Closing Indicative Value on the immediately preceding ETN Business Day plus (2) the Index Amount on the current ETN Business Day minus (3) the Investor Fee on such ETN Business Day minus (4) the Exposure Fee on such ETN Business Day minus (5) the Rebalance Fee on such ETN Business Day, if applicable. The Closing Indicative Value will never be less than zero. If the Intraday Indicative Value of the ETNs is equal to or less than zero during Observation Trading Hours or the Closing Indicative Value of the ETNs is equal to zero on any Trading Day, the Closing Indicative Value of the ETNs on that day, and all future days, will be zero.

If this Note undergoes a split or reverse split, the Closing Indicative Value, Rebalanced Indicative Value and Intraday Indicative Value will be adjusted accordingly by the Calculation Agent, and subsequent calculations under this Note shall be made by reference to the principal amount corresponding to the adjusted Closing Indicative Value, Rebalanced Indicative Value and Intraday Indicative Value. Upon such adjustment, notice thereof shall be given to the Trustee.

“Inception Date” means May 10, 2018.

The “Intraday Indicative Value” per $100.00 stated principal amount of this Note will be calculated using the same formula as the Closing Indicative Value, except that instead of using the Closing Level of the Index, the calculation is based on the most recent reported level of the Index at the particular time. During the hours on which trading is generally conducted on each ETN Business Day, the Intraday Indicative Value will be calculated and published every 15 seconds by the IV Calculation Agent so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape or other major market data vendor.

If the Intraday Indicative Value of the ETNs is equal to or less than zero during Observation Trading Hours or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value on that day, and all future days, will be zero.

The “Index” means the STOXX® Europe 50 USD (Gross Return) Index.

The “Index Amount” on the Inception Date equals zero. On any ETN Business Day after the Inception Date, the Index Amount will be equal to the product of (1) the Index Units as of the immediately preceding ETN Business Day times (2) the difference between (a) the Closing Level of the Index on the current ETN Business Day minus (b) the Closing Level of the Index on the immediately preceding ETN Business Day.

The “Index Units,” on any ETN Business Day from and including the Inception Date to but excluding the first Rebalance Date, will be equal to the product of (1) the Leverage Factor times (2) the Initial Indicative Value divided by (3) the Initial Index Level. The Index Units will be adjusted upon the occurrence of a Rebalance Event. From and including each Rebalance Date, the Index Units will equal (1) the Leverage Factor times (2) the Closing Indicative Value on the most recent Rebalance Trigger Date for which the corresponding Rebalance Date falls on or before the current ETN Business Day divided by (3) the Closing Level of the Index on such Rebalance Trigger Date.

The “Initial Index Level” is 1645.12.

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The “Leverage Factor” is 2.0.

The “Investor Fee,” on any ETN Business Day following the Inception Date, will be equal to the product of (1) the Closing Indicative Value as of the previous ETN Business Day times (2) 1.00% times (3) the Day Count Fraction.

The “Exposure Fee,” on any ETN Business Day following the Inception Date, will be equal to the product of (1) (a) the Index Units as of the previous ETN Business Day times (b) 0.5 times (2) the Financing Rate as of the most recent Quarterly Reference Date prior to the current ETN Business Day times (3) the Closing Level of the Index as of the most recent Quarterly Reference Date prior to the current ETN Business Day times (4) the Day Count Fraction.

The “Financing Rate,” on any LIBOR Business Day, will be equal to the Reference Rate applicable on the immediately preceding Quarterly Reference Date, plus a spread of 1.00% (100 basis points).

The “Day Count Fraction,” on any ETN Business Day, will be equal to the quotient of (1) the number of calendar days from and including the previous ETN Business Day to but excluding the current ETN Business Day divided by (2) 360.

The first “Quarterly Reference Date” will be the Inception Date. Following the Inception Date, the “Quarterly Reference Date” will be on each January 1st, April 1st, July 1st, and October 1st, beginning on July 1, 2018, or if such date is not a LIBOR Business Day and an Index Business Day, the next succeeding day that is both a LIBOR Business Day and an Index Business Day.

The “Reference Rate” on any Quarterly Reference Date will be equal to the 3-Month USD LIBOR, which is the London Interbank Offered Rate for three-month deposits in U.S. dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London time, on such Quarterly Reference Date. If such rate does not appear on such page at such time on the relevant Quarterly Reference Date as described above, the Reference Rate for such date will be determined on the basis of the rates at which three-month deposits in U.S. dollars are offered by four major banks in the London interbank market (the “Reference Banks”) at approximately 11:00 a.m., London time to prime banks in the London interbank market for a period commencing as of such date in a representative amount. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two of those quotations are provided, the Reference Rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the Reference Rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, as of such date for loans in U.S. dollars to leading European banks for a period of three months commencing as of such date and in a representative amount. If fewer than two banks selected by the Calculation Agent provide quotes as described above, the Reference Rate for that date will be determined by the Calculation Agent in its sole discretion (acting in good faith and in a commercially reasonable manner).

If the Calculation Agent determines that the 3-Month USD LIBOR for purposes of determining the Reference Rate has been discontinued, then it will determine whether to use a substitute or successor rate for purpose of determining the Reference Rate on each relevant Quarterly Reference Date falling on or after it has determined in its sole discretion (acting in good faith and in a commercially reasonable manner) is most comparable to the existing rate had it not been discontinued, provided that if the Calculation Agent determines there is an appropriate industry-accepted successor rate, the Calculation Agent shall use such successor rate.

If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing (such rate, the “Replacement Rate”), for purposes of determining the Reference Rate, (a) the Calculation Agent shall in its sole discretion (acting in good faith and in a commercially reasonable manner) determine (i) the method for obtaining the Replacement Rate (including any alternative method for determining the Replacement Rate if such substitute or successor rate is unavailable on the relevant Quarterly Reference Date), which method shall be consistent with industry-accepted practices for the Replacement Rate, and (ii) any adjustment factor as may be necessary to make the Replacement Rate comparable to the existing rate had it not been discontinued, consistent

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with industry-accepted practices for the Replacement Rate; (b) references to the Reference Rate in this pricing supplement shall be deemed to be references to the Replacement Rate, including any alternative method for determining such rate and any adjustment factor as described in sub-clause (a) above; (c) any changes relating to the service or page for the purpose of displaying the Replacement Rate or the time at which such rate is published on such service or page shall be determined by the Calculation Agent in its sole discretion (acting in good faith and in a commercially reasonably manner).

The “Closing Level of the Index” on any ETN Business Day will be the official closing level of the Index published on Bloomberg under the ticker symbol “SX5PGV <Index>” or any successor page on Bloomberg or any successor service, as applicable; provided that if such day is not an Index Business Day, the Closing Level of the Index will be deemed to be the Closing Level of the Index as of the immediately preceding Index Business Day, as determined by the Calculation Agent; provided further that in the event a Market Disruption Event exists on a Valuation Date, the Calculation Agent will determine the Closing Level of the Index according to the methodology described herein.

The “Observation Trading Hours” on any Trading Day, will be the time period from and including 9:30 a.m. New York City time to and including 4:00 p.m. New York City time.

A “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

An “ETN Business Day” is a day on which trading is generally conducted on the New York Stock Exchange, NYSE Arca and the NASDAQ exchange.

An “Index Business Day” is any day on which the level of the Index is calculated and published.

A “LIBOR Business Day” is any trading day other than a day on which banking institutions in the city of London, England are authorized or obligated by law or executive order to be closed.

A “Trading Day” is a day which is (i) an Index Business Day and (ii) an ETN Business Day.

Rebalance Event

A Rebalance Event shall occur (1) quarterly, on each Quarterly Rebalance Calculation Date, and (2) if the Closing Indicative Value on any Trading Day is equal to or less than 60% of the then current Rebalanced Indicative Value and no Acceleration Event has occurred on such day (each such day, a “Deleveraging Calculation Date” and, together with any Quarterly Rebalance Calculation Date, a “Rebalance Trigger Date”). The Trading Day following each Rebalance Trigger Date will be a “Rebalance Date,” subject to postponement in the event of a Market Disruption Event and the Calculation Agent will make adjustments to the Index Amount and Exposure Fee and other relevant terms of this Note.

Upon the occurrence of each Rebalance Event, the Holder of the Notes will incur a Rebalance Fee on the relevant Rebalance Date. On any ETN Business Day that is a Rebalance Date, the “Rebalance Fee” per ETN will be equal to the product of (1) the Rebalance Rate times (2) the Closing Level of the Index on such Rebalance Date times (3) the absolute value of the difference between (a) the Index Units on the Trading Day immediately preceding the relevant Rebalance Date minus (b) the Index Units on such Rebalance Date. On any ETN Business Day that is not a Rebalance Date, the Rebalance Fee will equal zero. The “Rebalance Rate” on any Rebalance Date will equal 0.05%. Following the Inception Date, a “Quarterly Rebalance Calculation Date” will occur on the Trading Day immediately preceding each Quarterly Reference Date.

The “Initial Indicative Value” is $100.00, which represents the initial theoretical leveraged investment in the Index. The initial “Rebalanced Indicative Value” will be the Initial Indicative Value; thereafter, the Rebalanced Indicative Value will be the Closing Indicative Value on the Rebalance Trigger Date immediately preceding the relevant Rebalance Date.

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Payment Upon Early Redemption

Subject to compliance with the procedures described below, the Holder of the Notes may submit a request (the “Redemption Notice”) on any Trading Day through and including May 1, 2028 (or, if the maturity of this Note is extended, five scheduled Trading Days prior to the scheduled Final Valuation Date, as extended) to have the Company redeem this Note, in whole or in part. Notwithstanding the foregoing, the Company will not accept a Redemption Notice submitted to the Company on any day after the fifth Trading Day preceding the Accelerated Valuation Date in the case of an Optional Acceleration. If the Holder elects to offer a portion of this Note for redemption, and the requirements for acceptance by the Company are met, the Holder will receive a cash payment per ETN on the Early Redemption Date equal to the Early Redemption Amount.

If the Redemption Notice is delivered prior to 10:00 a.m., New York City time on any Business Day, the immediately following Trading Day will be the applicable “Early Redemption Valuation Date.” Otherwise, the second following Trading Day will be the applicable Early Redemption Valuation Date.

The Holder of this Note must offer for redemption at least 10,000 ETNs at one time in order to exercise its right to cause the Company to redeem a portion of this Note on any Early Redemption Date (the “Minimum Redemption Amount”); provided that the Company or the Calculation Agent may from time to time reduce, in whole or in part, the Minimum Redemption Amount. If this Note undergoes a split or reverse split, the minimum number of ETNs needed to exercise the Holder’s right to cause the Company to redeem this Note will remain the same.

Any ETNs previously redeemed by the Company at the Holder’s option will be cancelled on the Early Redemption Date. The redeemed ETNs will no longer be outstanding.

The “Early Redemption Amount” is a cash payment per ETN equal to the greater of (A) zero and (B)(1) the Closing Indicative Value on the applicable Early Redemption Valuation Date minus (2) the Early Redemption Charge on the applicable Early Redemption Valuation Date, calculated by the Calculation Agent.

The “Early Redemption Date” is the second Business Day following an Early Redemption Valuation Date. If the applicable Early Redemption Valuation Date is postponed, as determined by the Calculation Agent, the Early Redemption Date will be postponed until the date two Business Days following such Early Redemption Valuation Date, as postponed. No interest or additional payment will accrue or be payable hereon as a result of any postponement of the Early Redemption Date.

The “Early Redemption Charge” per ETN will equal the product of (i) 0.10% times (ii) the Closing Level of the Index on the applicable Early Redemption Valuation Date times (iii) the Index Units as of the immediately preceding Trading Day.

Acceleration at the Option of the Company or Upon an Acceleration Event

On any Business Day occurring after the Inception Date, the Company will have the right to issue a notice to accelerate all, but not less than all, the issued and outstanding ETNs (an “Optional Acceleration”). In addition, if an Acceleration Event occurs at any time with respect to this Note, all of the issued and outstanding ETNs will be subject to automatic acceleration (an “Automatic Acceleration”). An “Acceleration Event” will occur if the Intraday Indicative Value during Observation Trading Hours on any Trading Day (other than a Trading Day during the Final Valuation Period or the Accelerated Valuation Period) is equal to or less than 40% of the most recent Rebalanced Indicative Value. If an Acceleration Event occurs, an “Acceleration Fee” equal to the product of (1) 0.10% times (2) the Closing Level of the Index on the Accelerated Valuation Date times (3) the Index Units as of the immediately preceding ETN Business Day will apply.

If this Note is accelerated pursuant to an Optional Acceleration, the Holder of Notes will receive a cash payment on the Acceleration Date equal to the arithmetic average, as determined on the Accelerated Valuation Date by the Calculation Agent, of the Closing Indicative Values of such ETNs during the Accelerated Valuation Period.

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If this Note is accelerated pursuant to an Automatic Acceleration, the Holder of Notes will receive a cash payment on the Acceleration Date equal to the greater of (A) zero and (B)(1) the Closing Indicative Value on the Accelerated Valuation Date minus (2) the Acceleration Fee on the Accelerated Valuation Date, calculated by the Calculation Agent.

The cash payment received pursuant to either an Optional Acceleration or an Automatic Acceleration, if any, is referred to as the “Accelerated Redemption Amount” and will be payable on the third Business Day following the Accelerated Valuation Date (the “Acceleration Date”). In no event will the Accelerated Redemption Amount be less than zero. The Company will give notice of any acceleration of this Note through customary channels used to deliver notices to holders of exchange traded notes.

In the case of an Optional Acceleration, the “Accelerated Valuation Period” shall be the five consecutive Trading Days specified in Company’s notice of Optional Acceleration, the first Trading Day of which shall be at least three (3) calendar days after the date on which the Company gives notice of such Optional Acceleration and the “Accelerated Valuation Date” will be the last Trading Day in the Accelerated Valuation Period. In the case of an Automatic Acceleration, the Accelerated Valuation Date will be the Trading Day immediately following the Trading Day on which the Acceleration Event occurs.

If the last scheduled Valuation Date in the Accelerated Valuation Period is postponed, as determined by the Calculation Agent, the Acceleration Date will be postponed until the date three Business Days following the last scheduled Valuation Date in the Accelerated Valuation Period, as postponed. No interest or additional payment will accrue or be payable hereon as a result of any postponement of the Acceleration Date.

The Company will give the Trustee a copy of the irrevocable call notice at the same time that it delivers such notice to the Holder of this Note.

Following an Acceleration Event, this Note will be cancelled on the Acceleration Date. Consequently, as of such Acceleration Date, this Note will no longer be outstanding.

Market Disruption Events

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Index and of any related determinations and calculations with respect to any event described below and its determinations and calculations will be conclusive absent manifest error.

In respect of the Index, a “Market Disruption Event” is:

(a)	the occurrence or existence of a suspension, absence or material limitation of trading of Index Components then constituting 20% or more of the level of the Index on the principal exchange on which the Index Components are traded for those securities for more than two hours of trading, or during the one-half hour period preceding the close of the principal trading session on the principal exchange on which the Index Components are traded;
(b)	a breakdown or failure in the price and trade reporting systems of the principal exchange on which the Index Components are traded for the Index as a result of which the reported trading prices for Index Components then constituting 20% or more of the level of the Index during the one-half hour preceding the close of the principal trading session on the principal exchange on which the Index Components are traded are materially inaccurate;
(c)	the occurrence or existence of a suspension, absence or material limitation of trading on the primary related exchange or market for trading in equity securities related to the Index, if available, during the one-half hour period preceding the close of the principal trading session for such related exchange or market; or
(d)	a decision to permanently discontinue trading in those related equity securities.

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in each case, as determined by the Calculation Agent in its sole discretion; and in each case a determination by the Calculation Agent in its sole discretion that any event described above materially interfered with Company’s ability or the ability of any of its affiliates to effect transactions in the Index Components or any instrument related to the Index Components or to adjust or unwind all or a material portion of any hedge position in the Index with respect to this Note.

For the purpose of determining whether a Market Disruption Event with respect to the Index exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index will be based on a comparison of (1) the portion of the level of the Index attributable to that security relative to (2) the overall level of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event in respect of the Index has occurred:

(a)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the principal exchange on which the Index Components are traded or the primary exchange or market for trading in equity securities related to the Index;
(b)	limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading; and
(c)	a suspension of trading in equity securities related to the Index by the primary exchange or market for trading in such contracts, if available, by reason of:
•	a price change exceeding limits set by such exchange or market;
•	an imbalance of orders relating to such contracts; or
•	a disparity in bid and ask quotes relating to such contracts;

will, in each such case, constitute a suspension, absence or material limitation of trading in equity securities related to the Index; and

(d)	a “suspension, absence or material limitation of trading” on the primary related exchange or market on which equity securities related to the Index are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances;

in each case, as determined by the Calculation Agent in its sole discretion.

If the Calculation Agent determines that a Market Disruption Event exists in respect of the Index on a Valuation Date or Rebalance Date, then that Valuation Date or Rebalance Date will be postponed to the first succeeding Trading Day on which the Calculation Agent determines that no Market Disruption Event exists in respect of the Index, unless the Calculation Agent determines that a Market Disruption Event exists in respect of the Index on each of the five Trading Days immediately following the scheduled Valuation Date or Rebalance Date. In that case, (a) the fifth succeeding Trading Day following the scheduled Valuation Date or Rebalance Date will be deemed to be such Valuation Date for the Index, notwithstanding the Market Disruption Event in respect of the Index, and (b) the Calculation Agent will determine the Closing Level of the Index on that deemed Valuation Date or Rebalance Date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event in respect of the Index using exchange-traded prices on the principal exchange on which the Index Components are traded (as determined by the Calculation Agent in its sole discretion) or, if trading in any component comprising the Index has been materially suspended or materially limited, the Calculation Agent’s good faith estimate of the prices that would have prevailed on the principal exchange on which the Index Components are traded (as determined by the Calculation Agent in its sole discretion) but for the

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suspension or limitation, as of the valuation time on that deemed Valuation Date or Rebalance Date, of each component comprising the Index.

If a Market Disruption Event exists in respect of the Index during the Accelerated Valuation Period or Final Valuation Period, (such disrupted date, the “Disrupted Valuation Date”), all of the Valuation Dates that are scheduled to occur on consecutive Trading Days following such Disrupted Valuation Date, if any, will be postponed by the corresponding number of days by which such Disrupted Valuation Date is postponed as a result of such Market Disruption Event.

If the Final Valuation Date, the Valuation Date corresponding to an Early Redemption Date or the last scheduled Valuation Date in the Accelerated Valuation Period is postponed, the Maturity Date, the corresponding Early Redemption Date or the Acceleration Date, as the case may be, will be postponed until the date three Business Days following such Final Valuation Date, Valuation Date corresponding to an Early Redemption Date or last scheduled Valuation Date in the Accelerated Valuation Period, as postponed.

“Index Components” means the equity securities comprising the Index from time to time.

Discontinuation or Modification of the Index

If STOXX Limited, as “Index Sponsor” discontinues publication of the Index and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to the Index, then the Calculation Agent will permanently replace the original Index with that substitute index (the “Successor Index”) for all purposes under this Note, and all provisions described herein as applying to the Index will thereafter apply to the Successor Index instead. If the Calculation Agent replaces the original Index with a Successor Index, then the Calculation Agent will determine the Early Redemption Amount, Accelerated Redemption Amount or Payment at Maturity (each, a “Redemption Amount”), as applicable, by reference to the Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no Successor Index, the Calculation Agent will determine the level of the Index, and thus the applicable Redemption Amount, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the equity securities included in the Index or the method of calculating the Index is changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting the equity securities included in the Index or is due to any other reason and is not otherwise reflected in the level of the Index by the Index Sponsor pursuant to the methodology described herein, then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the Closing Level of the Index used to determine the applicable Redemption Amount is equitable.

Calculation Agent

Credit Suisse International (“CSi”) will serve as the Calculation Agent. The Calculation Agent will, in its reasonable discretion, make all calculations and/or determinations regarding the value of this Note, including at maturity, upon early redemption or acceleration, Market Disruption Events, Business Days and Trading Days, the ETN Fees, the intraday level of the Index if not published by the Index Sponsor, the Maturity Date, any Early Redemption Dates, Rebalance Dates, the Acceleration Date, the amount payable in respect of this Note at maturity, upon early redemption or acceleration and any other calculations or determinations to be made by the Calculation Agent as specified herein. The Calculation Agent will have the sole ability to make determinations with respect to reduction of the Minimum Redemption Amount, the occurrence of an Acceleration Event, changes in the Reference Rate, calculation of default amounts and whether a Market Disruption Event or Rebalance Event has occurred, and will have responsibility to make determinations regarding a Trading Day. Absent manifest error, all determinations of the Calculation Agent will be final and binding on the Holder of Notes and the Company, without any liability on the part of the Calculation Agent. The Holder of this Note will not be entitled to any compensation from the Company for any loss suffered as a result of any of the above determinations by the Calculation Agent.

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If the Calculation Agent ceases to perform its role, the Company will either, at the Company’s sole discretion, perform such role, appoint another party to do so or accelerate this Note. The Company may appoint a different Calculation Agent from time to time without Holder’s consent and without notifying the Holder.

The “ETN Fees” means collectively the Investor Fee, Exposure Fee and Rebalance Fee, and any applicable Early Redemption Charge and/or Acceleration Fee.

IV Calculation Agent

The Company has initially appointed ICE Data Indices, LLC as the IV Calculation Agent. The IV Calculation Agent will have the sole responsibility to calculate and disseminate the Closing Indicative Value and Intraday Indicative Value of the ETNs. The Company may appoint a different IV Calculation Agent from time to time without Holder’s consent and without notifying the Holder.

Default Amount on Acceleration

For the purpose of determining whether the holders of the senior medium-term notes, of which this Note is a part, are entitled to take any action under the Indenture, the Company will treat the stated principal amount of this Note outstanding as its principal amount. Although the terms of this Note may differ from those of the other senior medium-term notes, holders of specified percentages in principal amount of all senior medium-term notes, together in some cases with other series of Company’s debt securities, will be able to take action affecting all the senior medium-term notes, including this Note. This action may involve changing some of the terms that apply to the senior medium-term notes, accelerating the maturity of the senior medium-term notes after a default or waiving some of the Company’s obligations under the indenture.

In case an Event of Default with respect to this Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of this Note will be determined by the Calculation Agent, and will equal, for each $100.00 stated principal amount of this Note, the Closing Indicative Value determined by the Calculation Agent occurring on the Trading Day following the date on which this Note was declared due and payable.

Manner of Payment

This Note is payable in the manner, with the effect and subject to the conditions provided in the Indenture.

If a payment date is not a Business Day as defined in the Indenture at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

Amendments

The Indenture contains provisions which provide that the Company and the Trustee may amend or supplement the Indenture or the Securities without notice to or the consent of any Holder in order to (i) cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (ii) comply with the requirements of the Indenture if the Company consolidates with, merges with or into, or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of its property and assets, to any person; (iii) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (iv) evidence and provide for the acceptance of appointment hereunder with respect to the Securities by a successor trustee; (v) establish the form or forms or terms of Securities of any series or of the coupons appertaining to such Securities as permitted by the Indenture; (vi) provide for uncertificated or unregistered Securities and to make all appropriate changes for such purpose; (vii) provide for a guarantee from a third party on outstanding Securities that are issued under the Indenture; or (viii) make any change that does not materially and adversely affect the rights of any Holder.

The Indenture provides that, without prior notice to any Holders, the Company and the Trustee may amend the Indenture and the Securities of any series with the written consent of the Holders of a majority in principal

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amount of the outstanding Securities of all series affected by such amendment (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Securities of such series; provided that, without the consent of each Holder of the Securities affected thereby, an amendment or waiver, including a waiver of past defaults, may not: (i) extend the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such Holder’s Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the Principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, insolvency or similar proceeding, or change any place of payment where, or the currency in which, the principal amount or the interest thereon is payable, modify any right to convert or exchange such Holder’s Security for another security to the detriment of the Holder or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of the principal amount of or interest on any Security of such Holder; or (iv) modify any of the provisions of the Indenture governing supplemental indentures except to increase the required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby.

In addition, this Note may be amended, without the consent of any Holder, to conform the terms of this Note to the terms as set forth in Pricing Supplement No. ETN-22 dated May 10, 2018, and the prospectus supplement and prospectus referred to therein, each related to this Note and filed with the Securities and Exchange Commission, and the Trustee is hereby authorized to enter into any such amendment to this Note without the consent thereto of any such Holder.

General

The Company, acting through the Branch, the Trustee and any agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, any amount payable at maturity or upon early redemption or acceleration, and, subject to the provisions hereof, for all other purposes, and neither the Company, acting through the Branch, nor the Trustee nor any agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or any indenture supplemental thereto or in this Note, or because of any indebtedness evidenced thereby or hereby, shall be had against any incorporator as such, or against any past, present or future stockholder, officer, director or employee, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The Indenture provides that, subject to certain conditions, the Holders of at least a majority in principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal amount as is then accelerable) of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of Principal of or interest on any Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

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The Indenture provides that a series of Securities may include one or more tranches (each a “tranche”) of Securities, including Securities issued in a Periodic Offering. The Securities of different tranches may have one or more different terms but all the Securities within each such tranche shall have identical terms provided that Securities within a tranche may have different authentication dates, public offering prices, initial interest accrual dates, and initial interest payment dates, if applicable. Notwithstanding any other provision of the Indenture, subject to certain exceptions, with respect to sections of the Indenture concerning the execution, authentication and terms of the Securities, redemption of the Securities, Events of Default of the Securities, defeasance of the Securities and amendment of the Indenture, if any series of Securities includes more than one tranche, all provisions of such sections applicable to any series of Securities shall be deemed equally applicable to each tranche of any series of Securities in the same manner as though originally designated a series unless otherwise provided with respect to such series or tranche pursuant to a board resolution or a supplemental indenture establishing such series or tranche.

This Note is unsecured and ranks pari passu with all other unsecured and unsubordinated indebtedness of the Company.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, acting through the Branch, which is absolute and unconditional, to pay any amount payable at maturity or upon repurchase on this Note in the manner, at the place, at the time and in the coin or currency herein prescribed.

The laws of the State of New York (without regard to conflicts of laws principles thereof) shall govern this Note.

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FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]
[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]
the within Note and all rights thereunder, hereby irrevocably constituting and appointing
__________________________________________________________ Attorney to transfer such Note on the books of the Company, with full power of substitution in the premises.
Dated:

Signature:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

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ANNEX A

FORM OF OFFER FOR REDEMPTION

[PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER]

Dated:______________
[insert date]

Credit Suisse AG (“Credit Suisse”)
E-mail: list.etndesk@credit-suisse.com

Re: Exchange Traded Notes due May 11, 2028

Linked to the STOXX® Europe 50 USD (Gross Return) Index (the “ETNs”)

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to redeem the ETNs, as described in the Pricing Supplement dated May 10, 2018, in the amounts and on the date set forth below.

Name of beneficial owner:	_______________________________
[insert name of beneficial owner]

Number of ETNs offered for redemption (You must offer at least the applicable minimum redemption amount for redemption at one time for your offer to be valid. The minimum redemption amount will be equal to 10,000 ETNs. The trading day immediately succeeding the date you offered your ETNs for redemption will be the valuation date applicable to such redemption.):

[insert number of ETNs offered for redemption by Credit Suisse]

Applicable valuation date:	,	20
Applicable redemption date:	,	20
	[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Redemption]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

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Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be redeemed unless (i) this Offer for Redemption, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to Credit Suisse, (ii) the DTC Participant has booked a “delivery versus payment” (“DVP”) trade on the applicable valuation date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date.  I also acknowledge that if this Offer for Redemption is received after 4:00 p.m., New York City time, on a business day, I will be deemed to have made this Offer for Redemption on the following business day.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for redemption set forth above.

[Beneficial Owner]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO CREDIT SUISSE BY 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

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FORM OF BROKER’S CONFIRMATION OF REDEMPTION

[PART B: TO BE COMPLETED BY BROKER]

Dated: ________________
[insert date]

Credit Suisse AG (“Credit Suisse”)

Re:	Exchange Traded Notes due May 11, 2028 Linked to the STOXX® Europe 50 USD (Gross Return) Index (the “ETNs”)

Ladies and Gentlemen:

The undersigned holder of Exchange Traded Notes due May 11, 2018, linked to the STOXX® Europe 50 USD (Gross Return) Index, issued by Credit Suisse AG, acting through its Nassau Branch, CUSIP No. 22539U107 hereby irrevocably offers to Credit Suisse the right to redeem, on the Redemption Date of                                     , with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated May 10, 2018 relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery versus payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the redemption value, facing Credit Suisse AG, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Number of ETNs offered for redemption (You must offer at least the applicable minimum redemption amount for redemption at one time for your offer to be valid (10,000 ETNs)). The trading day immediately succeeding the date you offered your ETNs for redemption will be the valuation date applicable to such redemption.):

DTC # (and any relevant sub-account):

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